Empire Resorts, Inc.
204 State Route 17B
Monticello, NY 12701

May 29, 2014

To Whom It May Concern:
We write with reference to the Settlement Agreement and Release between Stanley Stephen Tollman, Bryanston Group, Inc., Empire Resorts, Inc., Kien Huat Reality III, Ltd, Colin Au Fook Yew and Joseph D’Amato dated June 12, 2013 (the “Agreement and Release”). All defined terms in this letter shall have the same meanings as set out in the Agreement and Release.
The Parties acknowledge that the Tollman Settlement, set forth in Section B of the Agreement and Release, has been completed and satisfied. Accordingly, there are no outstanding Tollman Preferred Shares.
Pursuant to Section L.9 of the Agreement and Release, the Parties desire to modify the Agreement and Release as follows:

(1)
Empire shall have the right to cause Bryanston to sell, convey, assign and transfer to Empire, and Empire shall at the same time redeem, purchase and acquire in full from Bryanston from funds legally available to Empire to effect such payment, all of the Bryanston Preferred Shares (an “Early Redemption”) for an amount equal to that set forth in the Settlement Agreement and Release calculated on the date of the Early Redemption as if there had been a Concord Event on that date, notwithstanding whether a Concord Event actually occurs. For the avoidance of doubt, Empire shall have the right to cause an Early Redemption of all of the Bryanston Preferred Shares at a time of Empire’s own choosing prior to any Concord Event for an amount consistent with the schedule set forth in the Settlement Agreement and Release.

(2)
Regardless of whether a Concord Event occurs, Bryanston will be required to sell, convey, assign and transfer to Empire, and Empire will be required to redeem, purchase and acquire in full from Bryanston from funds legally available to Empire to effect such payment, all of the Bryanston Preferred Shares at any time when Empire is awarded a Gaming Facility License by the New York State Gaming Facility Location Board and the New York State Gaming Commission and any required license issuance fee has been paid in connection with the proposed construction of a planned casino, hotel, and racetrack at the site of the former Concord Resort in Sullivan County, New York (a “Mandatory Redemption”). The Mandatory Redemption will be for an amount equal to that set forth in the Settlement Agreement and Release calculated on the date of the Mandatory Redemption as if there had been a Concord Event on that date, notwithstanding whether a Concord Event actually occurs.
For the avoidance of doubt, it is expressly agreed that unless and until Early Redemption occurs in compliance with the terms of this side letter, the existing terms and conditions of the Agreement and Release remains unaffected and the obligations unmodified; and specifically Clauses C 1 to C 6 of the said Agreement and Release remain in full force and effect unaffected in any way by this side letter.  The purpose of this side letter is to enable an early release and payment in the same amounts as set out in Clauses 1 – 6 of the Agreement and Release in the event there is an Early Redemption or Mandatory Redemption even if the Concord Event has not occurred.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGES FOLLOW.]

If the foregoing is agreeable to you, please signify your acceptance of the terms and conditions set forth herein by placing your signature in the space provided below.
Very Truly Yours,
EMPIRE RESORTS, INC.
By:     /s/ Joseph A. D'Amato
Title:    CEO

ACKNOWLEDGED AND AGREED TO BY:

BRYANSTON GROUP, INC.

By:     /s/ Michael W. Kidd - Director

KIEN HUAT REALTY III, LTD.

By:     /s/ Gerard Lim Ewe Keng

Stanley S. Tollman

/s/ Stanley S. Tollman

Colin Au Fook Yew

/s/ Colin Au Fook Yew

Joseph D’Amato

/s/ Joseph D' Amato

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